                                                                    EXHIBIT 11.1

                          U.S. OFFICE PRODUCTS COMPANY
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Primary earnings per share:

                                                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                ------------------------  ------------------------
                                                                OCTOBER 25,  OCTOBER 26,  OCTOBER 25,  OCTOBER 26,
                                                                   1997         1996         1997         1996
                                                                -----------  -----------  -----------  -----------
Income before extraordinary item..............................   $  28,004    $  20,933    $  53,056    $  39,087
Extraordinary item--loss on early termination of credit
  facility....................................................                      612                       612
                                                                -----------  -----------  -----------  -----------
Net income....................................................   $  28,004    $  20,321    $  53,056    $  38,475
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Weighted average shares outstanding...........................     115,804       95,338      115,057       92,803
Common stock equivalents from stock options...................       2,932        1,766        2,383        1,859
                                                                -----------  -----------  -----------  -----------
Total weighted average shares outstanding.....................     118,736       97,104      117,440       94,662
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Earnings per share:
Income before extraordinary item..............................   $     .24    $     .22    $     .45    $     .41
Extraordinary item............................................                      .01
                                                                -----------  -----------  -----------  -----------
  Net income..................................................   $     .24    $     .21    $     .45    $     .41
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

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